Exhibit 99.1

PULASKI FINANCIAL REPORTS SECOND FISCAL QUARTER RESULTS

•	Company reported a net loss of $4.3 million, or $0.47 diluted EPS, for the second fiscal quarter of 2010 due to increased provision for loan losses

•
Bank maintained “well-capitalized” regulatory status, with an estimated Tier 1 leverage capital ratio and an estimated total risk-based capital ratio of 9.22% and 12.37%, respectively, at March 31, 2010

•	Non-performing assets decreased 11% during the quarter to $70.7 million at March 31, 2010 compared with $79.0 million at December 31, 2009

•
Net interest income decreased 4% over the linked quarter primarily due to a decrease in mortgage loans held for sale, but increased 10% over the prior-year quarter on improvement in net interest margin

•
Net interest margin decreased 4 basis points over the linked quarter primarily as the result of a decline in mortgage loans held for sale, but increased 45 basis points over the prior-year quarter on increased loan yields and decreased funding costs

•	Core deposits increased 5% during the quarter and 11% year to date on growth in checking account balances

•
Mortgage revenues were down 38% over the linked quarter and 61% from the prior-year quarter as loan origination and sales activity remained robust, but below the near record levels seen in previous periods

•	Provision for loan losses was $11.2 million for the quarter versus net charge-offs of $7.7 million compared with $6.1 million and $3.7 million, respectively, for the linked quarter

•	The ratio of allowance to total loans increased to 2.39% at March 31, 2010 compared with 2.00% at December 31, 2009

ST. LOUIS, June 3, 2010 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported a net loss for the quarter ended March 31, 2010 of $4.3 million, or $0.47 per diluted common share, compared with net income of $1.3 million, or $0.07 per diluted common share, for the quarter ended December 31, 2009 and net income of $1.8 million, or $0.15 per diluted common share, for the March 2009 quarter.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock, issued in January 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program, totaling $515,000 and $514,000, or $0.05 per diluted common share, in each of the quarters ended March 31, 2010 and December 31, 2009, respectively, compared with $238,000 in the quarter ended March 31, 2009.  For the six-month periods, the Company reported a net loss of $3.1 million, or $0.40 per diluted common share, in 2010 compared with net income of $2.3 million, or $0.20 per diluted common share, in 2009.

Gary Douglass, President and Chief Executive Officer commented, “During the quarter, we continued to focus on our number one priority – controlling and reducing our level of non-performing assets.  It appears that this focus and our related efforts are bearing fruit as we experienced a meaningful linked-quarter decline in non-performing assets.  We saw a significant increase in our provision for loan losses over the linked quarter as we more than covered our aggressive level of charge-offs and continued our efforts to build reserve coverage levels in the face of an economy that is still facing challenges.  Our pre-tax, pre-provision earnings were hampered by shrinkage in our balance sheet and reduced levels of mortgage revenues.  We experienced declines in portfolio loans resulting from weak market demand and our tightened underwriting standards.  Mortgage loans held for sale declined and related mortgage revenues decreased to levels closer to the historical levels we saw prior to the record and unsustainable loan origination activity we experienced over the past twelve months.”

Douglass continued, “On the whole, I would characterize the quarter as one of continued positioning of the Company for the post-recovery period.  We are guardedly optimistic that our continuing efforts may result in a stronger second half of fiscal 2010.”

Net Interest Income Down for Quarter on Lower Average Mortgage Loans Held for Sale but Up Year to Date on Improved Net Interest Margin

Net interest income decreased $444,000, or 4%, to $11.1 million for the second quarter of fiscal 2010 compared with $11.5 million for the quarter ended December 31, 2009 but rose $1.0 million, or 10%, compared with $10.1 million for the same period a year ago.  The linked-quarter decrease was primarily the result of a decline in the average balance of mortgage loans held for sale to $94.8 million for the quarter ended March 31, 2010 compared with $134.7 million for the quarter ended December 31, 2009.  The Company earns interest income on such loans during the short time they are held pending delivery to investors at interest-rate spreads that are typically significantly higher than other interest-earning assets held by the Company.  Also contributing to the linked-quarter decrease in net interest income was a $15.0 million decline in the average balance of loans held in portfolio during the quarter resulting from weakened market demand for the company’s loan products and tightened underwriting standards.  The increase in net interest income from last year’s quarter was largely the result of an increase in the net interest margin between the two periods.  For the six-month periods, net interest income increased $3.4 million, or 18%, to $22.6 million primarily as the result of expansion in the net interest margin.

The net interest margin was 3.38% for the three months ended March 31, 2010 compared with 3.42% for the quarter ended December 31, 2009 and 2.93% for the March 2009 quarter.  The linked-quarter decrease was primarily the result of the decline in the average balance of mortgage loans held for sale, which typically produce significantly higher interest-rate spreads than other assets held by the Company, while the increase over the prior-year quarter was the result of increased loan yields and decreased funding costs. For the six-month periods, the net interest margin increased from 2.94% in 2009 to 3.40% in 2010.

2

Core deposits, which include checking, money market and passbook accounts, provide a stable funding source for the Company’s asset growth and produce valuable fee income.  Their growth continued to be one of the Company’s primary strategic objectives, resulting in increases of 5%, or $31.2 million, from December 31, 2009 and 11%, or $72.6 million, from September 30, 2009 to $721.9 million at March 31, 2010.  Checking accounts increased $24.3 million, or 6%, during the quarter and $79.8 million, or 22%, during the six-month period.  Total deposits increased $8.6 million, or 1%, during the quarter but decreased $27.5 million during the six-month period primarily as the result of a $75.0 million decrease in brokered deposits partially offset by the increase in core deposits.

Mortgage Revenues Remain Robust, But Below Recent Highs

Non-interest income decreased 24% to $3.4 million for the quarter ended March 31, 2010 compared with $4.4 million for the quarter ended December 31, 2009 and decreased 43% compared with $5.9 million for the March 2009 quarter.  The decrease in non-interest income was primarily the result of lower mortgage revenues, which decreased to $1.7 million on loan sales of $381 million for the quarter ended March 31, 2010 compared with $2.7 million on loan sales of $414 million for the quarter ended December 31, 2009, and $4.3 million on loan sales of $620 million for the March 2009 quarter.  The net profit margin on loans sold decreased to 0.44% for the quarter ended March 31, 2010 compared with 0.65% for the quarter ended December 31, 2009 and 0.70% for the March 2009 quarter.  The Company was able to absorb the increased loan origination and sales volumes that it experienced in prior periods without significantly adding fixed costs to its infrastructure.  Accordingly, such fixed costs did not decline in proportion to the decreased activity in the March 2010 quarter, resulting in lower net profit margins.  Loans originated for sale decreased to $321 million for the quarter ended March 31, 2010 compared with $472 million for the quarter ended December 31, 2009, and $647 million for the March 2009 quarter, resulting in a $54.6 million, or 36%, decrease in mortgage loans held for sale to $96.6 million at March 31, 2010.

Douglass noted, “Although down from the historically-high levels we saw in fiscal 2009 and the first fiscal quarter of 2010 reflecting softening market demand between the periods, our mortgage division continued to be successful in generating high loan origination volume and sales resulting in yet another quarter of strong mortgage revenues.  Almost half of the loan origination volume for the quarter came from home purchase activity, which further emphasizes our strong market position.  In addition, we finished the quarter with approximately $97 million of mortgage loans held for sale at March 31, 2010, which will benefit our third fiscal quarter of 2010 when they are delivered to our investors.”

Non-interest Expense

Total non-interest expense increased to $8.4 million for the quarter ended March 31, 2010 compared with $8.2 million for the linked quarter and $7.8 million for the prior-year quarter.  Compensation expense decreased to $3.7 million for the quarter ended March 31, 2010 compared with $3.9 million for the linked quarter but was up slightly from $3.6 million for the prior-year quarter.  Contributing to the overall increase in non-interest expense for the quarter was a $496,000 increase in real estate foreclosure expense and losses primarily as the result of a write-down of a parcel of raw ground.

3

Asset Quality

Primarily as the result of increased net charge-offs, the provision for loan losses for the three months ended March 31, 2010 increased to $11.2 million compared with $6.1 million for the quarter ended December 31, 2009 and $5.7 million for the March 2009 quarter.  Net charge-offs for the quarter ended March 31, 2010 totaled $7.7 million, or 2.00% of average loans on an annualized basis, compared with $3.7 million, or 1.30% of average loans on an annualized basis, for the quarter ended December 31, 2009 and $2.9 million, or 0.81% of average loans on an annualized basis, for the March 2009 quarter.

Net charge-offs in the March 2010 quarter included $6.4 million of charge-offs on commercial loans, $552,000 of charge-offs on first and second mortgage residential loans and $665,000 of charge-offs on home equity lines of credit compared with $1.8 million of charge-offs on commercial loans, $1.1 million of charge-offs on first and second mortgage residential loans and $722,000 of charge-offs on home equity lines of credit in the linked quarter.  Commercial loan charge-offs included a $3.8 million partial charge-off of the Company’s largest non-performing asset, a commercial real estate loan secured by a strip shopping center in Naples, Florida.  Although the Company’s lending practices generally limit lending outside of its two primary market areas, St. Louis and Kansas City, the loan was made to one of the Company’s St. Louis-based customers who had historically demonstrated successful performance.  The charge-off was determined to be necessary as the Company acquired the property in settlement of the debt during April 2010 and subsequently sold the property for cash during May 2010.  Commercial loan charge-offs also included a $1.2 million total charge-off of a loan secured by a partnership interest in a mixed use real estate construction project due to the weak financial condition of the borrower and the project’s slow sales activity.

Non-performing assets decreased to $70.7 million at March 31, 2010 from $79.0 million at December 31, 2009.  The decrease was primarily the result of an $8.0 million decrease in troubled debt restructurings, and a $1.8 million decrease in real estate acquired through foreclosure.

Management continued its efforts to proactively modify loan repayment terms with residential borrowers who were experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the bank’s ultimate recoveries on these loans.  The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.  Many of these borrowers were current at the time of their modifications and showed strong intent and ability to repay their obligations under the modified terms.  During the quarter ended March 31, 2010, the Company restructured approximately $4.2 million of loans to troubled residential borrowers and returned approximately $6.2 million of previously restructured residential loans to performing status as the result of the borrowers’ favorable performance history since restructuring.  At March 31, 2010, $28.4 million, or 77% of total restructured loans, related to residential borrowers compared with $31.4 million, or 70% of total restructured loans, at December 31, 2009.  At March 31, 2010, 65% of these residential borrowers were performing as agreed under the modified terms of the loans compared with 83% at December 31, 2009.  The decline in the percentage of restructured residential loans that were performing under their modified terms was primarily the result of returning $6.2 million of such loans to performing status.

4

Douglass commented, “We have been optimistic that our efforts to work with many of our troubled borrowers who demonstrate the ability and intent to repay their obligations under the modified loan terms will help them manage through this difficult economic period and will maximize the bank’s ultimate recoveries on these loans.  We began our efforts to work with these residential borrowers in earnest during the last half of calendar year 2008.  We have now begun to see the benefits of these efforts as we were able to return to performing status during the quarter approximately 20% of restructured residential loans that were classified as nonperforming at December 31, 2009.”

Also contributing to the decrease in troubled debt restructurings was the $3.8 million partial charge-off of the commercial real estate loan secured by a strip shopping center in Naples, Florida that was discussed above.

The ratio of the allowance for loan losses to total loans increased to 2.39% at March 31, 2010 compared with 2.00% at December 31, 2009.  The ratio of the allowance for loan losses to non-performing loans increased to 46.7% at March 31, 2010 compared with 36.2% at December 31, 2009.  Management believes this coverage ratio is appropriate based on the mix of non-performing loans, specifically the large number of troubled debt restructurings that were performing under their restructured terms.  Excluding restructured loans that were performing under their restructured terms and the related allowance for loan losses, the ratio of the allowance for loan losses to the remaining non-performing loans increased to 79.6% at March 31, 2010 compared with 70.5% at December 31, 2009.

Real estate acquired in settlement of loans was $13.9 million at March 31, 2010 compared with $15.7 million at December 31, 2009.  Real estate foreclosure losses and expense was $905,000 for the quarter ended March 31, 2010 compared with $436,000 for the quarter ended December 31, 2009 and $409,000 for the same quarter last year.  Real estate foreclosure losses and expense includes realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.  The increase during the March 2010 quarter was primarily due to an $826,000 write-down of a parcel of raw ground due to a decline in its appraised value since its acquisition in a prior period.

Outlook

Douglass commented, “As previously mentioned, we are guardedly optimistic about our prospects for an improved second half.  This optimism stems partially from our successful efforts to reduce the level of our non-performing assets during the March quarter coupled with our aggressive charge-off and provisioning practices.  With that said, as a result of the continued challenges to the local and national economies, we expect credit provisions for the second half of fiscal 2010 to remain elevated compared with the historical levels we experienced during the pre-recession period.  While our number one priority will continue to be asset quality improvement, we will continue to take advantage of opportunities to add quality commercial loans to our portfolio.  Assuming interest rates remain reasonably low, we also expect stronger levels of residential mortgage originations during the second half of fiscal 2010, resulting in improved mortgage revenues and higher levels of mortgage loans held for sale.  These higher expected levels of mortgage loans held for sale should handsomely benefit both net interest income and net interest margin.  We also look forward to enhancement of our net interest income and net interest margin as the result of the expected continuation of downward deposit repricing.”

5

Conference Call Tomorrow

Pulaski Financial’s management will discuss second quarter results and other developments tomorrow, June 4, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through June 18, 2010 at 800-642-1687 or 706-645-9291, conference ID 79386231.

About Pulaski Financial

Pulaski Financial Corp., operating in its 88th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through five loan production offices in the St. Louis and Kansas City metropolitan areas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2009 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827

Tables follow...

6

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Interest income	$16,054	$16,841	$16,657
Interest expense	4,968	5,312	6,575
Net interest income	11,086	11,529	10,082
Provision for loan losses	11,240	6,074	5,665
Net interest (loss) income after provision for loan losses	(154)	5,455	4,417

Retail banking fees	870	932	936
Mortgage revenues	1,677	2,701	4,313
Investment brokerage revenues	348	424	379
Other	489	387	312
Total non-interest income	3,384	4,444	5,940

Compensation expense	3,654	3,897	3,593
Occupancy, equipment and data processing expense	2,015	2,005	2,053
Advertising	95	147	209
Professional services	548	517	371
Real estate foreclosure losses and expenses, net	905	436	409
FDIC deposit insurance premiums	494	492	411
Other	710	689	776
Total non-interest expense	8,421	8,183	7,822

(Loss) income before income taxes	(5,191)	1,716	2,535
Income tax (benefit) expense	(870)	466	762
Net (loss) income after tax	(4,321)	1,250	1,773
Preferred stock dividends	515	514	238
(Loss) earnings available for common shares	$(4,836)	$736	$1,535

Annualized Performance Ratios
Return on average assets	(1.24)%	0.35%	0.49%
Return on average common equity	(14.51)%	3.32%	7.16%
Interest rate spread	3.17%	3.20%	2.65%
Net interest margin	3.38%	3.42%	2.93%

SHARE DATA
Weighted average shares outstanding - basic	10,364,565	10,274,066	10,153,221
Weighted average shares outstanding - diluted	10,364,565	10,483,880	10,283,324
Basic (loss) earnings per common share	$(0.47)	$0.07	$0.15
Diluted (loss) earnings per common share	$(0.47)	$0.07	$0.15
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)
	Six Months Ended March 31,
	2010	2009
Interest income	$32,895	$33,492
Interest expense	10,280	14,297

Net interest income	22,615	19,195
Provision for loan losses	17,314	10,356

Net interest income after provision for loan losses	5,301	8,839

Retail banking fees	1,802	1,903
Mortgage revenues	4,378	5,863
Investment brokerage revenues	772	641
Gain on sale of securities	-	243
Other	875	672
Total non-interest income	7,827	9,322

Compensation expense	7,550	6,935
Occupancy, equipment and data processing expense	4,020	3,933
Advertising	242	495
Professional services	1,066	632
Real estate foreclosure losses and expenses, net	1,342	751
FDIC deposit insurance premiums	986	610
Other	1,397	1,407
Total non-interest expense	16,603	14,763

(Loss) income before income taxes	(3,475)	3,398
Income tax (benefit) expense	(403)	1,059
Net (loss) income after tax	(3,072)	2,339
Preferred stock dividends	1,029	238
(Loss) earnings available for common shares	$(4,101)	$2,101

Annualized Performance Ratios
Return on average assets	(0.44)%	0.34%
Return on average common equity	(5.15)%	4.92%
Interest rate spread	3.18%	2.68%
Net interest margin	3.40%	2.94%

SHARE DATA
Weighted average shares outstanding - basic	10,318,818	10,133,651
Weighted average shares outstanding - diluted	10,318,818	10,324,389
Basic (loss) earnings per common share	$(0.40)	$0.21
Diluted (loss) earnings per common share	$(0.40)	$0.20
Dividends per common share	$0.190	$0.190

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)
	March 31,	December 31,	September 30,
	2010	2009	2009
Total assets	$1,368,693	$1,434,083	$1,406,426
Loans receivable, net	1,086,377	1,126,375	1,132,095
Allowance for loan losses	26,494	22,923	20,579
Mortgage loans held for sale, net	96,600	151,195	109,130
Investment securities (includes equity securities)	4,097	5,587	2,586
FHLB stock	4,332	7,454	11,650
Mortgage-backed & related securities	24,755	27,036	28,165
Cash and cash equivalents	54,704	18,727	37,451
Deposits	1,164,174	1,155,580	1,191,629
Federal Reserve borrowings	-	4,700	-
FHLB advances	59,500	123,800	61,000
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	30,871	30,763	30,655
Stockholders' equity - common	81,146	86,408	86,306
Book value per common share	$7.68	$8.26	$8.31

	March 31,	December 31,	September 30,
	2010	2009	2009
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$252,027	$253,243	$248,799
Residential second mortgages	67,164	69,787	72,083
Home equity lines of credit	217,249	222,173	227,142
Multi-family residential	44,461	43,263	44,463
Commercial real estate	255,923	264,643	231,270
Land acquisition and development	82,361	81,137	80,259
Total real estate mortgage	919,185	934,246	904,016

Real estate construction and development:
One to four family residential	12,544	14,040	19,664
Multi-family residential	5,238	5,921	6,864
Commercial real estate	26,915	30,206	59,430
Total real estate construction and development	44,697	50,167	85,958

Commercial & industrial loans	141,743	157,240	154,973
Consumer and installment	4,073	3,912	4,171
	1,109,698	1,145,565	1,149,118
Add (less):
Deferred loan costs	4,088	4,208	4,369
Loans in process	(915)	(475)	(813)
Allowance for loan losses	(26,494)	(22,923)	(20,579)
	(23,321)	(19,190)	(17,023)
Total	$1,086,377	$1,126,375	$1,132,095
Weighted average rate at end of period	5.38%	5.39%	5.33%

	March 31, 2010		December 31, 2009		September 30, 2009
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
	Balance	Rate	Balance	Rate	Balance	Rate
DEPOSITS
Demand Deposit Accounts:
Non-interest-bearing checking	$104,586	0.00%	$98,534	0.00%	$103,397	0.00%
Interest-bearing checking	341,588	1.20%	323,354	1.24%	263,020	1.25%
Passbook savings accounts	29,577	0.17%	28,542	0.26%	28,875	0.24%
Money market	246,155	0.55%	240,298	0.65%	253,996	0.76%
Total demand deposit accounts	721,906	0.76%	690,728	0.82%	649,288	0.81%

Certificates of Deposit:
Retail	349,700	2.49%	346,688	2.55%	348,622	2.63%
CDARS	84,130	0.81%	79,686	1.18%	110,241	1.54%
Brokered	8,438	5.23%	38,478	2.86%	83,478	2.67%
Total certificates of deposit	442,268	2.22%	464,852	2.34%	542,341	2.42%
Total deposits	$1,164,174	1.32%	$1,155,580	1.43%	$1,191,629	1.54%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)
	March 31,	December 31,	September 30,
	2010	2009	2009
NONPERFORMING ASSETS
Non-accrual loans:
Residential real estate first mortgages	$5,662	$6,716	$7,093
Residential real estate second mortgages	778	1,172	629
Home equity	2,761	3,608	3,086
Commercial and multi-family	3,109	1,886	2,595
Land acquisition and development	3,106	1,315	2,193
Real estate-construction and development	1,466	1,760	7,455
Commercial and industrial	2,736	1,503	703
Consumer and other	98	149	220
Total non-accrual loans	19,716	18,109	23,974

Accruing loans past due 90 days or more:
Residential real estate first mortgages	-	-	1
Residential real estate second mortgages	-	-	27
Home equity	-	96	43
Land acquisition and development	-	-	316
Real estate-construction and development	-	76	-
Consumer and other	-	21	-
Total accruing loans past due 90 days or more	-	193	387

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	15,170	21,884	17,785
Residential real estate second mortgages	1,639	1,812	2,062
Home equity	1,631	2,199	1,695
Commercial and multi-family	165	165	-
Land acquisition and development	-	107	107
Real estate-construction and development	4,674	4,469	100
Commercial and industrial	119	158	787
Consumer and other	88	90	93
Total current restructured loans	23,486	30,884	22,629
Past due geater than 30 days under restructured terms:
Residential real estate first mortgages	8,125	4,007	2,788
Residential real estate second mortgages	1,469	1,275	746
Home equity	321	176	150
Commercial and multi-family	3,235	7,500	7,831
Land acquisition and development	122	57	57
Real estate-construction and development	100	100	-
Commercial and industrial	178	1,019	777
Total past due restructured loans	13,550	14,134	12,349
Total restructured loans	37,036	45,018	34,978
Total non-performing loans	56,752	63,320	59,339
Real estate acquired in settlement of loans:
Residential real estate	3,134	3,406	3,386
Commercial real estate	10,765	12,312	5,068
Total real estate acquired in settlement of loans	13,899	15,718	8,454
Other nonperforming assets	-	3	-
Total non-performing assets	$70,651	$79,041	$67,793

(1)
Troubled debt restructured includes non-accrual loans totaling $36.4 million, $36.8 million and $27.7 million at March 31, 2010, December 31, 2009 and September 30, 2009, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)
	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009
ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses, beginning of period	$22,923	$15,664	$20,579	$12,762
Provision charged to expense	11,240	5,664	17,314	10,356
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(276)	(1,285)	(1,206)	(2,313)
Residential real estate second mortgages	(276)	(207)	(461)	(462)
Home equity	(665)	(775)	(1,387)	(1,226)
Commercial and multi-family	(3,933)	-	(3,928)	14
Land acquisition & development	-	-	(327)	-
Real estate-construction and development	(440)	(458)	(1,876)	(467)
Commercial and industrial	(2,052)	(107)	(2,114)	(131)
Consumer and other	(27)	(28)	(100)	(65)
Total loans charged off, net	(7,669)	(2,860)	(11,399)	(4,650)
Allowance for loan losses, end of period	$26,494	$18,468	$26,494	$18,468

	March 31,	December 31,	September 30,
	2010	2009	2009
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans	5.11%	5.53%	5.16%
Nonperforming loans excluding current troubled debt restructurings as a percent of total loans	3.00%	2.83%	3.19%
Nonperforming assets as a percent of total assets	5.16%	5.51%	4.82%
Nonperforming assets excluding current troubled debt restructurings as a percent of total assets	3.45%	3.36%	3.21%
Allowance for loan losses as a percent of total loans	2.39%	2.00%	1.79%
Allowance for loan losses as a percent of nonperforming loans	46.68%	36.20%	34.68%
Allowance for loan losses as a percent of nonperforming loans excluding current troubled debt restructurings and related allowance for loan losses	79.59%	70.48%	55.94%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)
	Three Months Ended
	March 31, 2010			March 31, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,133,785	$14,654	5.17%	$1,165,649	$14,553	4.99%
Mortgage loans held for sale	94,844	1,094	4.61%	153,190	1,758	4.59%
Other interest-earning assets	84,796	307	1.45%	59,869	346	2.31%
Total interest-earning assets	1,313,425	16,055	4.89%	1,378,708	16,657	4.83%
Noninterest-earning assets	76,447			66,950
Total assets	$1,389,872			$1,445,658

Interest-bearing liabilities:
Deposits	$1,067,726	$4,339	1.63%	$955,232	$5,312	2.22%
Borrowed money	89,637	630	2.81%	253,523	1,263	1.99%
Total interest-bearing liabilities	1,157,363	4,969	1.72%	1,208,755	6,575	2.18%
Noninterest-bearing deposits	102,367			109,302
Noninterest-bearing liabilities	10,967			14,775
Stockholders' equity	119,175			112,826
Total liabilities and stockholders' equity	$1,389,872			$1,445,658
Net interest income		$11,086			$10,082
Interest rate spread			3.17%			2.65%
Net interest margin			3.38%			2.93%

	Six Months Ended
	March 31, 2010			March 31, 2009
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,141,378	$29,512	5.17%	$1,143,503	$30,238	5.29%
Mortgage loans held for sale	115,014	2,714	4.72%	101,402	2,423	4.78%
Other interest-earning assets	74,381	669	1.80%	60,117	831	2.76%
Total interest-earning assets	1,330,773	32,895	4.94%	1,305,022	33,492	5.13%
Noninterest-earning assets	71,138			73,709
Total assets	$1,401,911			$1,378,731

Interest-bearing liabilities:
Deposits	$1,064,485	$8,966	1.68%	$913,648	$11,436	2.50%
Borrowed money	104,440	1,314	2.52%	254,064	2,861	2.25%
Total interest-bearing liabilities	1,168,925	10,280	1.76%	1,167,712	14,297	2.45%
Noninterest-bearing deposits	99,926			98,043
Noninterest-bearing liabilities	13,739			14,141
Stockholders' equity	119,321			98,835
Total liabilities and stockholders' equity	$1,401,911			$1,378,731
Net interest income		$22,615			$19,195
Interest rate spread			3.18%			2.68%
Net interest margin			3.40%			2.94%

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